PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 11 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                               July 31, 1997
                                                                Rule 424(b)(3)

                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                               ------------

     The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

     The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") upon not less than 30 nor more than 35 calendar days notice on August 6, 2002.

     Under the pending Taxpayer Relief Act of 1997 (which may or may not be enacted in its present form), with respect to an individual, the long-term capital gain recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.


Principal Amount:             $40,000,000

Maturity Date:                August 6, 2012

Settlement Date
  (Original Issue Date):      August 6, 1997

Interest Accrual Date:        August 6, 1997

Issue Price:                  100%

Specified Currency:           U.S. Dollars

Redemption Percentage:        100%

Redemption Dates:             Redeemable in whole, but not in part, at the
                              option of the Company upon not less than 30 nor more than 35 calendar days notice on August 6, 2002

Annual Redemption Percentage
  Reduction:                  N/A

Interest Rate:                7.115% per annum

Interest Payment Dates:       Each February 6 and August 6,
                              commencing February 6, 1998

Interest Payment Period:      Semi-annually

Total Amount of OID:          N/A

Original Yield to Maturity:   N/A

Initial Accrual Period OID:   N/A

Book Entry Note or
  Certificated Note:          Book Entry Note

Senior Note or
  Subordinated Note:          Senior Note

Agent:                        Morgan Stanley & Co. Incorporated

Trustee:                      The Chase Manhattan Bank

Minimum Denomination:         $1,000

CUSIP:                        61745EKR1


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                        MORGAN STANLEY DEAN WITTER